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                                                                   Exhibit 10(p)

                              THE DOCUMENT COMPANY
                                      XEROX

                                  CONFIDENTIAL

Xerox Corporation
800 Long Ridge Road
Stamford, CT  06904

Paul A. Allaire
Chairman of the Board

December 4, 2000


Mr. William F. Buehler
535 Smith Ridge Road
New Canaan, CT 06840

Dear Bill:

The purpose of this letter is to summarize the arrangements for your retirement from Xerox Corporation (the Company) as follows:

     Last day of active employment:       January 15, 2001
     Salary Continuance:                  12 months
                                          January 16, 2001 to January 15, 2002
     Salary Continuance Amount:           $56,250 per month
     Retirement Date:                     January 16, 2002

If you obtain employment as an employee of, or consultant to, another firm or corporation (other than the Company or an affiliate) that is a direct competitor of the Company in any business presently engaged in by the Company or in which the Company as of the date hereof may reasonably be expected to engage in the future, or is or may become such a competitor indirectly through a partnership, joint venture or other business arrangement with, or as a supplier or consultant to, such a direct competitor ("Competitor"), the salary continuance described above will terminate upon the commencement of such employment. However, if the Company advises you in writing that in its reasonable judgment such other firm or corporation is not a Competitor, the remaining salary continuance will continue to be paid. We will provide notice to you upon your request as to the competitive nature of a prospective employer.

The Company may also terminate the salary continuance in the event you disclose confidential business information or if you publicly make any

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derogatory or disparaging statements about the Company, its management or its business.

If your salary continuance ends pursuant to the preceding paragraphs, your employment with the Company will terminate on the same date that salary continuance terminates and any benefits described below or otherwise that are dependent upon continued employment, including without limitation, continued vesting of benefits and determination of years of service for retirement, will also terminate. In addition, stock options both vested and unexercised and non-vested will be cancelled immediately. As referred to in this letter, your retirement date means January 16, 2002 or the earlier termination of your salary continuance pursuant to this paragraph.

BONUS

Your 2000 bonus will be paid in February 2001 based on achievement against metrics. No bonus will be paid during the time you receive salary continuance.

Summarized below are the relevant provisions that apply to your long-term incentive awards, profit sharing and savings accounts, pension benefits, life insurance benefits and other benefits arrangements. In case of inconsistencies between this summary and the relevant plan, the terms of the plan will govern.

LONG-TERM INCENTIVE AWARDS

Grant         Grant      Amount       Vesting               Payment
Date          Price     Remaining      Date                  Date
N/Q Stock Options:

12/31/97    $36.7032    109,634    53,997 (Now)     Options continue to be
(LEEP)                             55,637 on        available as if an active
                                   1/1/2001         employee.
10/12/98    $46.8750     70,128    46,752 (Now)     Options continue to be
(LEEP)                             23,376 on        available as if an active
                                   1/1/2001         employee.
12/7/98     $54.8594    104,440    52,220 (Now)     Options continue to be
(LEEP)                             52,220 on        available as if an active
                                   1/1/2001         employee.
1/1/99      $59.4375      2,154    718 (Now)        All vested options remain
(Profit                            718 on 1/1/2001  exercisable for 12 months
Sharing)                                            following retirement date.
                                   718 on 1/1/2002
11/9/99     $25.8125     21,563    21,563 on        Options will vest as
(SO Bonus)                         3/1/2003         indicated for retirees
                                                    and the exercise period
                                                    will be until 12/31/09.
2/7/2000    $21.7812     50,000    50,000 on        Options not vested at
(CEO                               1/1/2005         time of retirement are
Challenge)                                          cancelled.
5/18/00     $27.0000    100,000    50,000 on        Options continue to be
(Non-trad                          1/1/2001         available as if an active
NQ)                                50,000 on        employee.
                                   1/1/2002

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
    Total               457,919

Incentive Stock Rights

10/13/97                 20,000    20,000 on
                                   10/13/2001

12/31/97                 15,896    15,896 on        ISRs vest if EPS targets
(LEEP)                             3/1/2001         are met.
12/7/98                  10,444    10,444 on        ISRs vest if EPS targets
(LEEP)                             3/1/2001         are met.
5/18/00                  30,000    15,000 on
(Special ISR)                      1/1/2001
                                   15,000 on

                                   1/1/2002

    Total               76,340

PROFIT SHARING AND SAVINGS ACCOUNTS

As you know, under relevant plan provisions, you have choices available regarding the continued investment of your account balances and the time and form of distribution. Please refer to You and Xerox: Wealthwise for a description. A determination of your account balances will be done at retirement.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

Upon retirement, your ESOP account can be taken as cash, in stock, or rolled over to the Xerox 401(k) savings plan. A determination of your final plan benefit will be done at retirement.

PENSION BENEFITS

Effective on your retirement date, you will become a retiree of Xerox. As a retiree, you will receive pension benefits accrued in the Retirement Income Guarantee Plan (RIGP).

In addition to your vested RIGP benefit, you will receive a benefit under the Supplemental Executive Retirement Plan (SERP), which as you know, will allow you to begin to receive retirement income benefits unreduced for age and will be offset by your RIGP benefits. This benefit will commence on your retirement date, and will be paid in monthly installments reflecting your survivor election. This benefit is unfunded and is not tax qualified.

In addition to RIGP and SERP benefits you will receive a retirement supplement approved by the ECBC and communicated to you last November. It will provide the equivalent of $75K per year and will be paid in 3 equal installments of $280,746 beginning 1/1/02. You can elect a single lump sum payment ($842,238) of this part of your retirement benefits if you make that election prior to December 31, 2001.

MEDICAL BENEFITS

As a retiree, you are eligible to receive medical coverage under Xerox Retiree Flex. This program will include, among other things, coordination of benefits if you are covered by more than one plan including Medicare. As you get closer to your retirement date, an information package will be sent to you

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from United HealthCare.

LIFE INSURANCE

Your Contributory Life Insurance coverage of $1,500,000 will continue during your salary continuance period. During this period, both you and the Company will continue to share in the cost of premiums according to the original plan agreement. In the event of your death during salary continuance, salary would cease and your beneficiaries will, subject to applicable plan provisions receive the proceeds of your life insurance coverage. Additional information will be sent to you from LongMiller, our consultants for this program.

DEFERRED COMPENSATION PLAN

Your deferred compensation accounts will be paid out according to the terms of your prior elections following retirement.

OTHER ARRANGEMENTS

You will be paid for any accrued and unused vacation upon commencement of salary continuance. You will not accrue any further vacation.

Your company financial counseling program will be continued through the end of 2002.

Tax preparation will be extended through 2002 for the 2001 tax year.

When salary continuance begins, you will not be entitled to any future Executive Expense Allowance payments.

INDEMNITY

You will be entitled to be indemnified with respect to all periods of your service as a director or officer of the Company or any of its subsidiaries in accordance with 1) the provisions of Sections 721 through 725 of the Business Corporation Law of the State of New York, 2) Section 2 of Article VIII of the by-laws of the Company as in effect on the date hereof and 3) the Company directors and officers liability insurance policies with Federal Insurance Company, National Union Fire Insurance Company Of Pittsburgh P.A., Reliance Insurance Company, Chubb Atlantic Ltd., Gulf Insurance Company and A.C.E Insurance Company, Ltd., or any successor insurance company.

RELEASE

This agreement shall not become effective until you execute and delivery to the Company the release in the form attached.

COOPERATION IN LITIGATION

You will cooperate fully with the Company and its counsel in any litigation that arises out of or is related to your service with the Company or any of its subsidiaries, or in which you are named as a party. That cooperation includes making yourself available for reasonable periods of time for consultation with the Company's counsel in any such litigation and to testify in such litigation at the Company's expense for travel and lodging, if required.

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Margie Filter will contact you regarding your resignation as a Corporate Officer and Vice Chairman of the Board of Directors.

Bill, if you have any questions on the above, please call me or Pat Nazemetz at
(203) 968-3158. Otherwise, please sign this letter and return it to me.

Sincerely,

/s/ Paul A. Allaire

Paul A. Allaire
PAA/bjf

Attachment

Copies:

HJMotroni
PMNazemetz
RLStrahota

                                               AGREED AND ACCEPTED

                                               /s/ W. F. Buehler
                                               William F. Buehler

                                               Date: 12/8/00